FOR IMMEDIATE RELEASE

STANLEY WORKS RAISES THIRD QUARTER AND FULL YEAR 2005 EARNINGS ESTIMATES ON HIGHER REVENUE GROWTH AND OPERATING MARGINS

New Britain, Connecticut, October 14, 2005 ... The Stanley Works (NYSE: SWK) announced today that third quarter 2005 sales from continuing operations increased in excess of 12% over 2004 and, aside from the impact of acquisitions, organic sales growth approximated 7%. These results surpassed previous company estimates of 8-10% total sales growth and 4-6% organic sales growth.

The favorable organic sales volume was largely the result of strong demand from home center and mass merchant customers in the Americas and improved sales performance in the company’s Security Solutions business. In addition, the company noted that operating margins are expected to approximate 15% with strength in its Consumer Products and Security Solutions segments, each of which are anticipated to be in the 17-19% range.

As a result, the company expects earnings per fully diluted share to approximate 88-90¢ in the third quarter, considerably higher than the prior estimate of 78-80¢ provided on July 26, 2005.

The company previously indicated that full year 2005 earnings were expected to be approximately $3.20-$3.30 per fully diluted share from continuing operations. Considering the higher than expected third quarter estimate, the company anticipates that its full year earnings estimate will increase by approximately one half of the third quarter out-performance.

Third quarter and full-year guidance above are from continuing operations and include the impact of two income tax-related items, namely the benefits of an audit settlement and a charge associated with the anticipated repatriation of approximately $250 million of cash in connection with the American Jobs Creation Act. These items are expected to be recorded in the third quarter and their net earnings benefit per fully-diluted share is expected to approximate 2¢.

The company plans to provide specific fourth quarter and updated full year guidance on October 26, the date of its analyst conference in New York.

Contact:	Gerry Gould, Vice President — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and security systems for professional, industrial and consumer use. More information about The Stanley Works can be found, including corporate press releases, in the Investor Relations section of the company’s corporate web site at www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in the company’s press release including but not limited to those regarding the company’s ability to: (i) report operating margins for the company of approximately 15% and, in its Consumer Products and Security Solutions businesses, in the 17-19% range; (ii) report earnings per fully diluted share of approximately 88-90 cents in the third quarter; (iii) record in the third quarter both an income tax settlement and a tax charge upon the repatriation of approximately $250 million of cash from foreign countries to the United States, with a net earnings benefit approximating 2 cents per fully diluted share; and (iv) achieve full year earnings above the previous estimate of $3.20 to $3.30 per fully diluted share are “forward looking statements”.

The company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to deliver the results is dependent upon: (i) final accounting and audit of the company’s third quarter results; (ii) the success of the company’s efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (iii) the need to respond to significant changes in product demand due to economic and other changes; (iv) continued improvements in productivity and cost reductions; (v) the final geographic distribution of future earnings; (vi) the identification of overhead cost reduction opportunities and effective execution of the same; (vii) the company’s favorable settlement of routine tax audits; (viii) the company’s ability to successfully limit the costs incurred in order to repatriate certain cash pursuant to the American Jobs Creation Act of 2004; and (ix) satisfactory payment terms under which the company buys and sells goods, materials and products.

The company’s ability to deliver the results is also dependent upon: (i) the continued success of the company’s marketing and sales efforts, including the company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (v) the ability of the company to fulfill increasing demand for its products; (vi) the ability to continue successfully managing and defending claims and litigation; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.